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                                 Exhibit 23.1

              Consent of Independent Certified Public Accountants

We have issued our report dated September 22, 1999 accompanying the consolidated financial statements and schedule of ProsoftTraining.com appearing in the Annual Report on Form 10-K for the year ended July 31, 1999 which is incorporated by reference in this Registration Statement for the registration of 298,070 shares of its common stock and the Post-Effective Amendment to Registration Statements (Nos. 333-35249,333-28993 and 333-11247) for the registration statement of an aggregate of 9,596,709 shares of the common stock amended thereby, and related Prospectus. We consent to the incorporation by reference in those Registration Statements of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
Dallas, Texas
February 10,
2000